Exhibit 99.1

PRESS RELEASE

Contact: Jay Brasher, Champion

972.930.9933; jbrasher@championmgt.com

RAVE Restaurant Group Appoints CFO and Bolsters

Executive Team to Accelerate Growth

Renowned multi-brand portfolio group adds new leaders

to continue company’s strong performance

DALLAS (March 26, 2024) – RAVE Restaurant Group [NASDAQ: RAVE] today announced a strategic reshaping of its executive team. These appointments represent a significant upgrade to the leadership team, signaling investors and franchisees alike that the company is focused on the continued expansion and development of its Pizza Inn and Pie Five Pizza brands. These new executives include:

●	Jay Rooney, Chief Financial Officer
●	Zack Viljoen, Vice President of Operations for RAVE and General Manager of Pie Five
●	Denise Wilson, Associate Vice President of Supply Chain
●	Carlos Cojulun, Marketing Director of Pizza Inn
●	Roger Mangum, Director of Operations and Training
●	Liam Finn, Director of Franchise Development

Leading this transformation is the appointment of Jay Rooney as Chief Financial Officer. With a proven track record of steering organizations toward financial excellence, Rooney brings invaluable expertise to RAVE, elevating the company's financial strategies and governance to new levels. Rooney joins from Dickey’s Barbecue Pit, where he’s been CFO since 2018. Before that, he held financial leadership positions at Brinker International for nearly 20 years.

“I’m truly honored and excited to take on this new role with such an established company,” said Rooney. “Along with my new colleagues, I’m looking forward to helping create further growth and expansion for years to come.”

These new appointments come at a time when RAVE is experiencing strong growth. At the start of the year, the company recorded its 15th consecutive quarter of profitability, with same-store sales growth at both Pizza Inn and Pie Five. In 2023, the calendar year results outshone competitors including Pizza Hut, Papa John’s, Domino’s and Chipotle. Additionally, after 24 years of decline, Pizza Inn has had consecutive years of net buffet unit growth.

Both new and existing team members are joining Rooney in the executive lineup, including Zack Viljoen, who was named Vice President of Operations for RAVE and General Manager of the Pie Five brand. Viljoen takes on full responsibility for marketing and operations, training operations and compliance, as well as driving scale reimagining for Pizza Inn buffets. Previously, Viljoen was Senior Director of Marketing and Strategy, overseeing all growth initiatives and leading strategy developments.

1

Denise Wilson, who joined RAVE in January as Associate Vice President of Supply Chain, is an accomplished strategic supply chain and distribution leader with a diverse skill set – sharpened over her career with restaurant brands and organizations including Wingstop Restaurants, Inc., Nothing Bundt Cakes and LSG Sky Chefs. This appointment marks a significant full-circle moment, as Wilson served as Sr. Director of Supply Chain and Customer Relations for RAVE from 2002-2013, acting as a key contributor to the development of the Pie Five concept.

“These new members of our team are all highly skilled and experienced pros who will be essential to building a strong future,” said Brandon Solano, CEO of RAVE Restaurant Group. “We’re focused on doing everything we can to honor our company’s long history, while satisfying our customers, franchisees and investors for years to come.”

To further shape the trajectory of RAVE, Carlos Cojulun serves as Marketing Director of Pizza Inn, overseeing national and regional in-store, digital, social and out-of-home brand marketing and promotions for “America’s Hometown Pizza Buffet.” Cojulun is known for pioneering innovative strategies, with more than three decades of leadership experience at Fortune 500 companies including Procter & Gamble, Del Monte Foods and Amgen. Additionally, Roger Mangum joins as Director of Operations and Training with lead responsibility for operations in Texas and Oklahoma. Mangum will likewise oversee training across both Pie Five and Pizza Inn.

Liam Finn recently joined RAVE as Director of Franchise Development, bringing a wealth of experience in franchise development and investment banking to the team. As a Franchise Development Manager at Driven Brands over the last three years, he spearheaded strategic initiatives to drive franchise growth and expansion across North America. Prior to this role, Finn served as an Investment Banking Analyst at Tobin & Company, providing expert financial analysis and advisory services to his clients.

“The collective expertise and vision of these executives promises to usher in a new era of prosperity and innovation for RAVE, reinforcing its position as a market leader and paving the way for sustained success,” continued Solano. “These team members were each handpicked to play pivotal roles in shaping the trajectory of our company. I believe we are poised like never before to drive improved financial performance, scale reimagining efforts and propel store count expansion – setting the stage for unprecedented growth.”

For more information, visit www.raverg.com, and follow on Instagram @pizzainn and @piefivepizza.

About RAVE Restaurant Group, Inc.

Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] has inspired restaurant innovation and countless customer smiles with its trailblazing pizza concepts. The Company owns, franchises, licenses and supplies Pie Five and Pizza Inn restaurants operating domestically and internationally. The Pizza Inn experience is unlike your typical buffet. Since 1958, Pizza Inn's house-shredded 100% whole milk mozzarella cheese, fresh ingredients and house-made signature sauce combined with friendly service solidified the brand to become America's favorite hometown pizza place. This, in addition to its small-town vibe, are the hallmarks of Pizza Inn restaurants. In 2011, RAVE introduced Pie Five Pizza, pioneering a fast-casual pizza brand that transformed the classic pizzeria into a concept offering personalization, sophisticated ingredients and speed. Pie Five's craft pizzas are baked fresh daily and feature house-made ingredients, creative recipes and craveable crust creations. In 2024, RAVE recorded its 15th consecutive quarter of profitability with same-store sales growth at both Pizza Inn and Pie Five. For more information, visit www.raverg.com, and follow on Instagram @pizzainn and @piefivepizza.

2

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties, and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, the effect of our recent management restructuring and the expectations for our newly hired officers, as well as general competitive and market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate, including, without limitation, the risk that our recent management restructuring efforts do not have a lasting impact on the Company’s operations and financial results. There can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that those or any other objectives and plans of RAVE Restaurant Group, Inc. will achieve the desired results for the Company and its stockholders.

# # #

3